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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           GENOVESE DRUG STORES, INC.

         The date of filing of the original Certificate of Incorporation of Genovese Drug Stores, Inc. with the Secretary of State of the State of Delaware was June 11, 1986. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         It is hereby certified that:

         FIRST: The name of the corporation (hereinafter called the "corporation") is:

                           GENOVESE DRUG STORES, INC.

         SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation Systems, Inc.

         THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The Capital Stock of the corporation shall consist of 32,000,000 shares, par value $1.00 per share, all of which shall be known as Common Stock. The Common Stock shall be divided into two classes known as Class A Common Stock and Class B Common Stock.

         (a) Class A Common Stock shall consist of 20,000,000 shares, par value $1.00 per share. Every stockholder of record of Class A Common Stock shall be entitled to one vote per share in person or by proxy on each matter submitted to a vote of the stockholders for each share of the Class A Common Stock held by such holder as of the record date of such meeting.

         (b) Class B Common Stock shall consist of 12,000,000 shares, par value $1.00 per share. Every shareholder of record of Class B Common Stock shall be entitled to ten votes per share in person or by proxy on each matter submitted to a vote of the shareholders for each share of the Class B Common Stock held by such holder as of
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         the record date of such meeting.

         (c) No additional Class B Common Stock shall be issued except under the following conditions:

                  (i)      Stock dividends with respect to Class B shares;

                  (ii)     Stock splits with respect to Class B shares;

                  (iii) To a transferee of any shares of Class B Common Stock who acquires said shares by gift, devise, or otherwise through the laws of inheritance, descent or distribution from an estate of a grantor or to a trust beneficiary or beneficiaries by a trustee holding such share of Common Stock for said beneficiary shall be deemed to be the same "beneficial owner" as the transferor;

         For the purposes of subsection (i) of this subparagraph (c), dividends in respect of the Class B Common Stock may be paid in shares of Class A Common Stock, shares of Class B Common Stock or any other cash, property or other securities of the corporation in accordance with applicable law.

         (d) All other shares issued shall be Class A Common Stock.

         FIFTH: The number of directors shall be a minimum of three and a maximum of fifteen. Upon the election of nine directors, the said directors shall be divided into three classes consisting of three directors in each class; the terms of office of the directors initially classified shall be as follows: the first class shall expire at the next annual meeting of the shareholders, the second class at the second succeeding annual meeting and the third class at the third succeeding annual meeting; at each annual meeting of shareholders after the initial classification, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of shareholders.

         SIXTH: Each person who is or was or has agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. The corporation will advance expenses for any director, officer, employee or agent's defense prior to a final disposition of a claim provided such party executes an undertaking to repay advances from the corporation if it is ultimately determined that such party is not entitled to indemnity. Without limiting the generality or effect of the foregoing, the corporation may enter into one or more agreements

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with any person which provide for indemnification different than that provided in this Article. Any repeal or modification of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

         SEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article SEVENTH.

         EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation, without any action on the part of the stockholders of the corporation, but the stockholders may make additional by-laws and may alter, amend, or repeal any by-law whether adopted by them or otherwise.

         NINTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the corporation shall be personally liable to the corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing immediately prior to such repeal or modification.

Signed on June 23, 1995.
                                                /s/ Gene L. Wexler
                                                --------------------------------
                                                Gene L. Wexler
                                                Vice President, General Counsel,
                                                and Assistant Secretary

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